Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of May 22, 2016, by and among C-III Capital Partners LLC, a Delaware limited liability company (“Parent”), and each of the Persons listed on Schedule A hereto (each, a “Stockholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Resource America, Inc., a Delaware corporation (the “Company”), and Regent Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company to survive the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $0.01 per share, of the Company (“Company Stock”) set forth opposite such Stockholder’s name on Schedule A hereto and has the voting and dispositive power in connection with the Merger with respect to such shares (together with any shares of Company Stock acquired after the date hereof, whether upon the exercise of options, conversion of convertible securities or otherwise, such Stockholder’s “Subject Shares”; provided, that “Subject Shares” shall not include shares of Company Stock beneficially owned in the form of Company Equity Awards (other than Company Restricted Stock) so long as such Company Equity Awards remain unexercised; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earliest of (a) the consummation of the Merger, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein and (c) with respect to each Stockholder, the entry without the prior written consent of such Stockholder into any amendment or modification of the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration or imposes any material restrictions or additional constraints on the payment of the Merger

Consideration (such earliest date, the “Expiration Date”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, such Stockholder will (i) appear at such meeting or otherwise cause all of its Subject Shares which it owns as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Subject Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and any other matter submitted to the Company’s stockholders that is necessary for the consummation of the transactions contemplated by the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of a Company Acquisition Proposal, without regard to the terms of such Company Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or (2) prevent, materially impede or materially delay the Company’s or Parent’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger (clauses (A) through (D), the “Required Votes”). Each Stockholder acknowledges that the agreement set forth in this Section 1.1 shall apply even if the Company breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement. Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of each Stockholder to vote (including by proxy or written consent, if applicable) its Subject Shares in favor of, against or abstain with respect to any other matters presented to the Company’s stockholders.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) From and after the date hereof until the Expiration Date, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) such Stockholder’s Subject Shares in accordance with the Required Votes; provided that each Stockholder’s grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that the Subject Shares of such Stockholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote such Stockholder’s Subject Shares on the matters specified by Section 1.1, and each Stockholder shall retain the authority to vote its Subject Shares on all other matters.

(b) Each Stockholder hereby (i) represents that any proxies heretofore given in respect of the Subject Shares, if any, are revocable, and hereby revokes all such proxies and (ii) represents that its Subject Shares are not subject to any voting agreement or voting trust that is inconsistent with this Agreement.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2, if it becomes effective pursuant to Section 1.2(a), is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective pursuant to Section 1.2(a), is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective pursuant to Section 1.2(a), then the Stockholder granting such proxy agrees, until the Expiration Date, to vote the Subject Shares in accordance with the Required Votes. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Absent the prior written consent of Parent, each Stockholder hereby agrees that, from the date hereof until the earlier of (x) the Expiration Date and (y) the date on which the Company Stockholder Approval is obtained, it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding providing for the Transfer of any of such Stockholder’s Subject Shares other than any Transfer (i) made for estate planning purposes or to a charitable institution for philanthropic purposes, (ii) to a Permitted Transferee or (iii) pursuant to any trust or will of such Stockholder or by the Laws of intestate succession, but only if, in any such case, prior to the effectiveness of such Transfer, the transferee agrees in writing (in form and substance reasonably satisfactory to Parent) to hold such Subject Shares pursuant to, and to be bound by the applicable terms of, Article I of this Agreement to the same extent as such terms bound such Stockholder (unless such transferee is a Stockholder) and prior written notice of such Transfer is delivered to Parent pursuant to Section 5.4, (b) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (a) or (b). Any Transfer of Company Stock in violation of this Section1.3 shall be null and void. “Permitted Transferee” means, with respect to any Stockholder, (A) any other Stockholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Stockholder, (C) any trust, the trustees of which include only the Persons named in clauses (A) or (B) and the beneficiaries of which include only the Persons named in clauses (A) or (B), or (D) if such Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust. Nothing contained in this Article I shall prohibit the Stockholder from (I) exercising any options or other rights to acquire Company Stock (including via cashless or “net” exercise), provided that any shares of Company Stock acquired thereby shall be thereafter considered Subject Shares and bound by the terms of this Agreement, (II) Transferring any shares of Company Stock acquired pursuant to clause (I) so long as the Transfer of such shares shall only be made to a Permitted Transferee unless and only to the extent the Transfer is made substantially concurrently with the exercise of a Company Stock Option for the sole purpose of obtaining funds to pay required taxes incurred in respect of such exercise or (III) Transferring any shares of Company Stock to the Company for purposes of the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise or vesting of Company Equity Awards. Without limiting the foregoing, the Arete Foundation may Transfer up to

100,000 Subject Shares to meet liquidity needs not currently anticipated. If any involuntary Transfer of any Subject Shares shall occur, the transferee (which term, as used herein, shall include the initial transferee) and any and all subsequent transferees of the initial transferee shall take and hold such Subject Shares subject to all of the terms and conditions contained in Article I of this Agreement, which shall continue in full force and effect until the Expiration Date. Parent agrees and acknowledges that nothing in this Agreement or in the Merger Agreement shall prohibit the Company from accepting or purchasing shares of Company Stock from a Stockholder for the sole purpose of satisfying the exercise price of any Company Stock Option or of satisfying any required tax withholding in respect of such exercise.

Section 1.4 Additional Shares. Any new shares of Company Stock acquired by a Stockholder, if any, after the execution of this Agreement, shall be Subject Shares that are subject to the terms of this Agreement as though owned by such Stockholder on the date of this Agreement. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all dividends and distributions of shares of Company Stock.

Section 1.5 Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, it (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares that is inconsistent with this Agreement and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to such Stockholder’s Subject Shares that is inconsistent with this Agreement.

ARTICLE II

NO SOLICITATION

Section 2.1 No Solicitation. After the date hereof and prior to the Expiration Date, each Stockholder (solely in its capacity as a stockholder of the Company) shall not, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing any non-public information) or knowingly take any other action designed to facilitate, any inquiries regarding, or the making or submission of any proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Company Acquisition Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 2.1 and/or Section 8.03 of the Merger Agreement and to limit its conversation or other communication exclusively to such referral), or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to a Company Acquisition Proposal; provided that nothing herein shall prohibit any Stockholder or any of his or its controlled Affiliates from taking any of the foregoing actions with respect to a Company Acquisition Proposal in the event that the Company or the Company Board becomes expressly permitted to take such action pursuant to Section 8.03 of the Merger Agreement (and any such actions shall be permitted to be taken by any Stockholder only to the extent that the Company or the Company Board is expressly permitted to take such actions pursuant to the terms of the Merger Agreement).

Section 2.2 Capacity. Each Stockholder is signing this Agreement solely in his or its capacity as a stockholder of the Company, and nothing contained herein shall in any way limit or affect any Stockholder (or any future director of the Company who may be affiliated or associated with any Stockholder or any of his or its Affiliates) from exercising his duties (fiduciary or otherwise) as a director, officer or executive of the Company or from otherwise taking any action or inaction in his capacity as a director, officer or executive of the Company, and no such exercise of duties or action or inaction taken in such capacity as a director, officer or executive shall be deemed to constitute a breach of this Agreement. Nothing in this Section 2.2 is intended to limit the obligations and agreements of the Company under the Merger Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1 Representations and Warranties of each Stockholder. Each Stockholder represents and warrants to Parent as follows: (a) such Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by such Stockholder; (c) if such Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, and if such Stockholder is not an individual, the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other company actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; (d) this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity); (e) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon such Stockholder or such Stockholder’s Subject Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the Securities and Exchange Commission by such Stockholder or as would not impact such Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect; (f) as of the date hereof, such Stockholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Subject Shares; (g) as of the date hereof, such Stockholder beneficially owns the Subject Shares (other than Subject Shares Transferred in accordance with Section 1.3) free and clear of any proxy, voting restriction, adverse claim or other Lien (other than (x) any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities Laws and similar considerations or (y) any restrictions in connection with the arrangements expressly described on Schedule A) and has complete and exclusive power, either individually or together with one or more other Stockholders, to directly or indirectly, (i) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 1.3 and (ii) agree to the matters set forth in this Agreement; and (h) other than the Subject Shares and any shares of Company Stock that are beneficially owned by such Stockholder in the form of Company Equity Awards (other than Company Restricted Stock Awards), or as set forth on Schedule A, as of the date hereof such Stockholder does not own any shares of Company Stock or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no voting rights with respect to any securities of the Company.

Section 3.2 Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows: (a) Parent has full legal right and capacity to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and no other company actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; (c) this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity); and (d) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the Securities and Exchange Commission by Parent or as would not impact such Parent’s ability to perform or comply with its obligations under this Agreement in any material respect.

Section 3.3 Interim Covenants. Each Stockholder hereby:

(a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to the Subject Shares;

(b) agrees to permit the Company to publish and publicly disclose, including in filings with the Securities and Exchange Commission, this Agreement and such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, in each case, to the extent the Company reasonably determines that such information is required to be publicly disclosed by applicable Law; provided, that the Company or Parent, as applicable, shall give such Stockholder and its legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public;

Section 3.4 Post-Closing Covenants. Each of Edward E. Cohen and Jonathan Z. Cohen covenants and agrees that he shall not, during the period commencing as of the date of this Agreement and ending on the earlier of (i) the eighteen (18) month anniversary of the Closing of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms (such period, the “Term”):

(a) directly or indirectly through another Person, without the prior written consent of Parent, (i) solicit for employment, or employ, including as a consultant or independent contractor, any Person who is, as of the Effective Time, employed by the Company, any Managed REIT or the DIF, or any of their respective Subsidiaries (the “Restricted Companies”), other than the Persons set forth on Schedule B; provided, that the foregoing shall not restrict any general solicitations of employment, whether through public advertisements, search firms or otherwise, that are not specifically directed at such employees and hiring Persons as a result of such general solicitations and such Stockholder shall not be prohibited from soliciting for employment or employing any such individual whose employment with any of the Restricted Companies has been terminated by the applicable Restricted Company; and

(b) (i) distribute any real estate asset management product in the independent broker-dealer channel if such product competes with any product of the Company or any of its Subsidiaries that exists at the time of the Closing of the Merger, or (ii) engage in direct lending to real estate operators or funds for the purchase of real estate assets in competition with the commercial mortgage activities of RCC as conducted at the time of the Closing of the Merger.

Section 3.5 Non-Disparagement. Each of Edward E. Cohen and Jonathan Z. Cohen covenants and agrees that, during the Term, he shall not, directly or indirectly, publicly make any disparaging statement, written or oral, about Parent, its Subsidiaries or any Restricted Company (as distinct from objective statements reflecting business criticism), or any of their respective officers, managers, directors or trustees. Parent covenants and agrees that, during the Term, it shall not, directly or indirectly, publicly make any disparaging statement, written or oral, about any of the Stockholders (as distinct from objective statements reflecting business criticism).

Section 3.6 Expenses. On each of the first five (5) anniversaries of the date on which Closing occurs, Parent shall pay to each of Edward E. Cohen and Jonathan Z. Cohen an amount in cash in a lump sum equal to $125,000, less required withholding tax, if any, in respect of business expenses incurred by Messrs. E. Cohen and J. Cohen (including labor and office expenses) during such year.

ARTICLE IV

TERMINATION

This Agreement (other than Section 3.4, Section 3.5 and Section 3.6) shall remain in effect until the Expiration Date, after which time this Agreement shall terminate and be of no further force or effect and neither Parent nor any of the Stockholders shall have any further rights or obligations hereunder. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Section 3.4, Section 3.5 and Section 3.6 shall remain in effect from the date of this Agreement in accordance with their terms, notwithstanding the earlier termination or expiration of this Agreement; provided, that such Sections will not apply, and neither Parent nor any of the Stockholders shall have any rights or obligations thereunder, in the event that the Merger Agreement is terminated in accordance with its terms. Nothing in this Article IV shall relieve or otherwise limit any party of liability for breach of this Agreement prior to the termination of this Agreement pursuant to its terms.

ARTICLE V

MISCELLANEOUS

Section 5.1 Expenses. Each party shall bear their respective expenses, costs and fees (including attorneys’ fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is effected.

Section 5.2 Obligations of Stockholders. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Stockholder are several and not joint and several, and in no event shall any Stockholder have any obligation or liability for any of the representations, warranties and covenants of any other Stockholder.

Section 5.3 No Ownership Interest. Except as specifically provided herein and without limiting Section 2.2, (a) all rights, ownership and economic benefits of and relating to a Stockholder’s Subject Shares shall remain vested in and belong to such Stockholder and (b) Parent shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Subject Shares or direct such Stockholder in the performance of its duties or responsibilities as a stockholder of the Company. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 5.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by e-mail transmission (provided that receipt of e-mail transmission is requested and received):

To Parent:

717 Fifth Avenue

New York, New York 10022

Attention: Jeffrey P. Cohen

Email: jcohen@islecap.com

with copies to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention:   Daniel I. Ganitsky, Esq.

  Michael E. Ellis, Esq.

Email:        dganitsky@proksauer.com

  mellis@proskauer.com

To Stockholders:

c/o Resource America, Inc.

1845 Walnut Street, 18th Floor

Philadelphia, PA 19103

Attention: Jeffrey F. Brotman

Email: jbrotman@resourceamerica.com

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:   David K. Lam, Esq.

Email:        dklam@wlrk.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 5.5 Further Assurances. From time to time, at any other party’s request and expense and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.6 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent and each Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.7 Assignment. Except as contemplated by Section 1.3, no party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto.

Section 5.8 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.9 Entire Agreement. This Agreement (including Schedule A hereto) and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.10 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.11 Specific Enforcement; Jurisdiction; Waiver of Trial by Jury.

(a) The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. In the event a claim or action should be brought in equity to enforce any of the provisions of this Agreement, no party hereto will allege, and each party hereto waives the defense, that there is an adequate remedy under applicable Law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) In addition, each of the parties hereto (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 5.4.

(c) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.12 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 5.13 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to such Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of such Person. This Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 5.14 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 5.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

C-III CAPITAL PARTNERS

By: Island C-III Manager LLC, its manager

By:	/s/ Jeffrey P. Cohen
Name: Jeffrey P. Cohen
Title: President

[Voting Agreement Signature Page]

STOCKHOLDERS

EDWARD E. COHEN

/s/ Edward E. Cohen

JONATHAN Z. COHEN

/s/ Jonathan Z. Cohen

ARETE FOUNDATION

By:	/s/ Edward E. Cohen
Name: Edward E. Cohen
Title: Trustee

EEC TRUST

By:	/s/ Jeffrey F. Brotman
Name: Jeffrey F. Brotman
Title: Trustee

BZC TRUST

By:	/s/ Jeffrey F. Brotman
Name: Jeffrey F. Brotman
Title: Trustee

SOLOMON INVESTMENT PARTNERSHIP, L.P.

By:	Isidore Corporation, its general partner

By:	/s/ Edward E. Cohen
Name: Edward E. Cohen
Title: President

[Voting Agreement Signature Page]